Exhibit 5.1

S T R A D L I N G Y O C C A C A R L S O N & R A U T H

A P R O F E S S I O N A L C O R P O R A T I O N A T T O R N E Y S A T L A W 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000 SAN DIEGO (858) 926-3000 SAN FRANCISCO (415) 283-2240 SANTA BARBARA (805) 730-6800 SACRAMENTO (916) 449-2350

March 21, 2012

Newport Corporation

1791 Deere Avenue

Irvine, CA 92606

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Newport Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of Common Stock, $0.1167 par value (the “Shares”), reserved for issuance under the Company’s 2011 Stock Incentive Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of such Shares.

Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the terms and conditions of the Plan will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth